REVOLVING LOAN PROMISSORY NOTE


Bethesda, Maryland                                             February 28, 1995

Company:                        The Cosmetic Center, Inc.
                                M. Steven Cosmetic Company, Inc.
                                Anita Jean Cosmetics, Inc.
                                Susan Kay Cosmetics, Inc.
                                Courtney Brooke, Inc.
                                Adam Michael Cosmetic, Inc.
                                Dumonde Distributors, Inc.

Maximum Amount:   $15,000,000

Termination Date: February 28, 1996

Interest Rate Options (check options available):

                                              Applicable Margin

           X      Base Rate -                      . 75     %
        -------                                  ----------

           X      Eurodollar Rate +                1.15     %

This Note evidences Loans made by Lender to each Company pursuant to a commitment in the Maximum Amount. From the date hereof to the Termination Date, each Company, subject to the terms and conditions of this Note, may borrow, repay and reborrow Loans up to the Maximum Amount.

   Each Company, for value received, promises to pay to the order of NATIONSBANK, N.A. ("Lender"), at its office in Bethesda, Maryland, or at any other place specified in writing by Lender, in immediately available Dollars prior to 11:00 a.m. on each date due, and without deduction or setoff for Taxes or any other amounts, the principal amount of each Loan, together with interest on the unpaid principal balance of such Loan at the applicable rate set forth herein.

        This Note is issued upon the following terms and conditions:


                                                     ARTICLE I.
                                                      THE LOANS


        1.1. Definitions. Unless defined elsewhere herein, defined terms used herein shall have the meanings given to them in Article III hereof.

        1.2. Making the Loans. Each Eurodollar Rate Loan shall be in an aggregate amount which is an integral multiple of $100,000. Each Loan shall be made by irrevocable notice to Lender (stating the Type Loan, the amount of the Loan, the date of the Loan, the maturity date of the Loan (in the case of a Loan having an agreed upon maturity date prior to the Termination Date) and the initial Interest Period for the Loan), given by any Company to Lender not later than 11:30 a.m., (a) as to any Eurodollar Rate Loan, at least three (3) Business Days prior to the date of such Type Loan, and (b) as to any Base Rate Loan, on the date of such Type Loan. Lender shall, not later than 1:00 p.m., on the date of each Loan, deposit the proceeds of such Loan in immediately available Dollars in the general deposit account of the Companies with Lender.

        1.3. Repayment. Each Company shall repay the principal balance of each Loan on the earliest of (a) a declaration by Lender pursuant to Section 1.10 hereof, (b) the Termination Date or (c) the maturity date of such Loan (in the case of a Loan having an agreed upon maturity date prior to the Termination
Date).

        1.4. Prepayments. Each Company may prepay any Base Rate Loan, in whole or in part, without penalty or premium. No prepayment of any Eurodollar Rate Loan or any part thereof shall be permitted prior to the last day of the current Interest Period therefor without the prior consent of Lender; provided, that if Lender determines that it may not lawfully maintain a Eurodollar Rate Loan to the last day of the current Interest Period therefor, each Company shall prepay such Eurodollar Rate Loan on the date required by Lender. Notwithstanding such prohibition, if there is a prepayment of any Eurodollar Rate Loan prior to the last day of the current Interest Period therefor, whether by consent or requirement of Lender or because of acceleration or otherwise, each Company shall, within fifteen (15) days of any request by Lender, pay to Lender any loss or expense which Lender may incur or sustain as a result of any such prepayment. A statement as to the amount of such loss or expense, prepared in good faith and in reasonable detail by Lender and submitted by Lender to the Companies shall be conclusive and binding absent manifest error in computation. Calculation of all amounts payable to Lender under this Section 1.4 shall be made as though Lender shall have actually funded or committed to fund the relevant Eurodollar Rate Loan through the purchase of an underlying deposit in an amount equal to the amount of such Loan and having a maturity comparable to the current Interest Period for such Eurodollar Rate Loan; provided, however, that Lender may fund any Eurodollar Rate Loan in any manner it sees fit and the foregoing assumption shall be utilized only for the purpose of calculation of amounts payable under this Section 1.4.

        1.5. Yield Protection and Indemnity. If, after the date hereof, Lender (which shall include, for purposes of this Section 1.5, any corporation controlling Lender) determines that the adoption or modification of any applicable Law regarding Lender's required levels of reserves, deposits, insurance or capital (including any allocation of capital requirements or conditions), or any interpretation or administration thereof by any governmental authority or agency charged with the interpretation, administration or compliance of Lender with any of such requirements, has or would have the effect of (a) increasing Lender's costs relating to the obligation hereunder, or (b) reducing the rate of return of Lender on the obligation hereunder to a level below that which Lender could have achieved but for such adoption or modification each Company shall, within fifteen (15) days of any request by Lender, pay to Lender such additional amounts as will compensate Lender for such increase in costs or reduction in rate of return of Lender. A certificate of Lender claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, Lender may use any reasonable averaging and attribution methods.

        1.6.      Interest.

        (a) Base Rate Loans. The unpaid principal balance of each Base Rate Loan shall bear interest at the Base Rate minus the Applicable Margin, which interest rate shall change without notice with each change in the Base Rate as of the date of any such change. Interest on each Base Rate Loan shall be payable on the last day of each Interest Period therefor. Unless Lender otherwise agrees in its sole discretion and subject to Section 1.6(e), after the occurrence and during the continuation of an Event of Default all Loans shall be made, continued after the then current Interest Period or converted at the end of the then current Interest Period as or into Base Rate Loans.

        (b) Eurodollar Rate Loans. The unpaid principal balance of each Eurodollar Rate Loan shall bear interest at the Eurodollar Rate for such Eurodollar Rate Loan plus the Applicable Margin. Interest on each Eurodollar Rate Loan shall be payable on the last day of each Interest Period therefor and, if such Interest Period is more than three months, every three months during such Interest Period. A Eurodollar Rate Loan shall not be available if Lender determines that such Eurodollar Rate Loan would be unlawful or that the Interbank Rate does not fairly reflect the cost to Lender of funding such Eurodollar Rate Loan.

        (c) Continuations or Conversions. Subject to the terms and conditions hereof, each Company shall have the right (i) with respect to any Eurodollar Rate Loan, on the last day of the Interest Period applicable thereto, or (ii) with respect to any Base Rate Loan, on any Business Day, to continue any Type Loan as the same Type Loan or convert any Type Loan to another Type Loan; provided that (A) no such continuation or conversion shall result in the outstanding principal balance of any Eurodollar Rate Loan being less than $100,000, and (B) unless Lender otherwise agrees in its sole discretion, no Loan may be continued as a Eurodollar Rate Loan or converted into a Eurodollar Rate Loan at any time that an Event of Default has occurred and is continuing. Each such continuation or conversion shall be effected by irrevocable notice to Lender (stating the Type and amount of the Loan to be continued or converted, the Type Loan or Loans which will be outstanding after such continuation or conversion and the new Interest Period for each such Type Loan) given by such Company to Lender not later than 11:30 a.m. (x) as to any Loan to be continued as or converted into a Eurodollar Rate Loan, at least three (3) Business Days prior to the first day of the new Interest Period, and (y) as to any Loan to be continued as or converted into a Base Rate Loan, on the first day of the new Interest Period. If any Company fails to give a notice of continuation or conversion as provided herein, the applicable Loan shall be continued as or converted into a Base Rate Loan on the last day of the current Interest Period for such Loan.

        (d) Computations. Interest on each Eurodollar Rate Loan shall be calculated on the basis of actual days elapsed, but computed as if each year consisted of 360 days, and interest on each Base Rate Loan shall be calculated on the basis of actual days elapsed, but computed as if each year consisted of 365 or 366 days, as the case may be. The books and records of Lender shall be prima facie evidence of all sums due Lender under this Note.

        (e) Past Due Principal and Interest. All past due principal of and, to the extent permitted by Law, all past due interest on any Loan and any other past due amount owing under or pursuant to this Note shall bear interest from the date due until paid at the Default Rate.

        1.7. Representations and Warranties. On the date hereof and on the date of each Loan made hereunder, each Company represents and warrants to Lender as follows:

        (a) Existence. Each Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the state of its organization and is duly qualified to do business and in good standing in each other state where the nature or extent of its business activities requires such qualification. No Company has a Subsidiary which is not also a signatory to this Note.

        (b) Power and Authority. Each Company and its Subsidiaries has all requisite power and authority to own or lease its properties, conduct its business as now conducted and to execute, deliver and perform the Loan Documents to which it is a party.

        (c) Authorization and Enforceability. The execution, delivery and performance of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action of each Company and its Subsidiaries and require no consent of any Person which has not been obtained, and the Loan Documents constitute valid and binding obligations of each Company party thereto, enforceable in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

        (d) No Violation. The execution, delivery and performance of the Loan Documents do not and will not violate any Company's charter, bylaws, or other organizational documents, any Laws applicable to any Company or any agreement to which such Company is a party or by which such Company is bound.

        (e) Financial Statements. The Financial Statements of each Company most recently delivered to Lender have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of each Company and its Subsidiaries as of the date thereof and for the period covered thereby, and no material adverse change has occurred in such financial condition since the date of the Financial Statements most recently delivered to Lender prior to the date of this Note.

        (f) Litigation. Except as disclosed in Financial Statements (or the notes thereto) or other writings heretofore delivered to Lender, there is no litigation pending or, to the knowledge of any Company, threatened against any Company or any of its Subsidiaries which could reasonably be expected to have a Materially Adverse Effect.

        (g) General. All Financial Statements, reports and other information heretofore delivered by each Company to Lender, when taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (h) Tradenames. No Company currently utilizes any tradenames in the conduct of its business, other than "The Cosmetic Center", "Courtney Brooke" and "Michelle Dumonde."

        1.8. Conditions Precedent. If Lender is otherwise committed to do so under this Note, Lender shall not be obligated to make any Loan unless, on the date of such Loan, (a) no Default Condition or Event of Default has occurred and is continuing, (b) since the date of the Financial Statements most recently delivered to Lender prior to the date of this Note, no material adverse change shall have occurred and be continuing in the financial condition or business operations of each Company and its Subsidiaries, taken as a whole, (c) such Loan is not prohibited by Law, and (d) each Company shall have executed and/or delivered to Lender such other documents and instruments as Lender may reasonably request in order to enable such Company to qualify for such Loan under the Loan Documents.

        1.9. Covenants. Unless and until this Note has been paid in full or Lender otherwise agrees in writing, each Company agrees as follows:

        (a) Financial Statements, etc. Each Company will deliver to Lender, (i) within 90 days after the last day of each of its fiscal years, consolidated Financial Statements showing the financial condition and results of operations of each Company and its Subsidiaries as of the last day of, and for, such fiscal year, which Financial Statements shall be prepared in accordance with GAAP and be accompanied by the unqualified audit report of a firm of independent certified public accountants reasonably acceptable to Lender and by a certificate executed by a responsible officer of each Company certifying that such Company and each of its Subsidiaries is in compliance with the terms and conditions of the Loan Documents to which it is a party, (ii) within 45 days after the last day of each of its fiscal quarters, consolidated Financial Statements showing the financial condition and results of operations of each Company and its Subsidiaries as of the last day of such fiscal quarter and for such fiscal quarter and portion of the fiscal year ending on the last day of such fiscal quarter, which Financial Statements shall be prepared in accordance with GAAP and be accompanied by a certificate executed by a responsible officer of such Company certifying that such Financial Statements are true and correct and that such Company and each of its Subsidiaries is in compliance with the terms and conditions of the Loan Documents to which it is a party, and (iii) promptly after request therefor, such other information regarding the financial condition or business operations of any Company and each of its Subsidiaries as Lender may reasonably request.

        (b) Notices. Each Company will deliver to Lender, promptly after such Company obtains knowledge thereof, notice of the occurrence of any Default Condition or Event of Default under this Note, of the institution or threat of any litigation against such Company or any of its Subsidiaries which could reasonably be expected to have a Materially Adverse Effect, and of any other material adverse change in the financial condition or business operations of such Company and its Subsidiaries, taken as a whole.

        (c) Books and Records. Each Company will keep, and cause each of its Subsidiaries to keep, its financial books and records in accordance with GAAP and permit Lender to inspect and to discuss with its officers, directors and accountants such books and records and its properties and business operations during reasonable business hours.

        (d) Existence and Qualification. Each Company will maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its qualification to do business and good standing where necessary and all necessary permits and licenses, except to the extent a failure to so maintain could not reasonably be expected to have a Materially Adverse Effect.

        (e) Obligations, etc. Each Company will timely pay and perform, and cause each of its Subsidiaries to timely pay and perform, all of its material taxes and other obligations, except to the extent being contested by appropriate proceedings; each Company will maintain, and cause each of its Subsidiaries to maintain, insurance (including self insurance) in such amounts, with such deductibles, and against such risks as is customary for similarly situated businesses; and each Company will observe and comply with, and cause each of its Subsidiaries to observe and comply with, all material applicable Laws (including environmental Laws) and all material agreements to which it is a party or by which it is bound.

        (f) Tradenames. Each Company will promptly notify Lender of the adoption of any additional tradenames or its intent to change its name.

        (g) Use of Proceeds. Each Company will use the proceeds of each Loan solely to acquire or carry on a business or commercial enterprise.

        (h) Tangible Net Worth. The tangible net worth of The Cosmetic Center, Inc., reported on a consolidated basis and computed in accordance with GAAP, shall not, on the last day of each fiscal quarter of such Company, be less than the sum of the net worth as reported in the audited fiscal year-end Financial Statements as of September 27, 1993, plus one and one half percent (1.5%) of the consolidated accumulated gross sales of such Company during the period since such date.

        (i) Contingent Liabilities. No Company will endorse, guarantee or become surety for the obligation of any person or entity, except that each Company may endorse checks and negotiable instruments for collection or deposit in the ordinary course of business.

        (j) Merger or Acquisition. No Company will enter into any merger or consolidation agreement or other agreement to acquire all or substantially all the assets of any Person which requires such Company on a consolidated basis to pay, issue stock, promise to pay in the future, or exchange or deliver assets in an aggregate amount or value greater than $100,000, or which does not provide that such Company is the surviving entity.

        (k) Transfer of Assets. No Company will sell, lease (excluding any sub-lease), assign, pledge (except as provided in subsection (l) below) or otherwise dispose of any of such Company's properties or assets, whether now or owned or hereafter acquired, except in the ordinary course of business or for fair value.

        (l) Leases. No Company will, as lessee, create, incur, assume or suffer to exist any lease obligations in an aggregate amount greater than
$2,500,000.00, other than leases for the financing of personal property and lease obligations incurred in the ordinary course of such Company's business.

        (m) Loans. No Company will make any loans to or repay any existing loans made to it by any of its officer, directors or stockholders.

        (n) Indebtedness. No Company will borrow money or incur any debt in excess of $25,000, other than debt (a) for goods or materials purchased or services obtained in the ordinary course of such Company's business, (b) constituting other trade payables incurred in the ordinary course of such Company's business, (c) as provided in subsection (l) above or (d) Loans under this Note.

        (o) Security Interests. No Company will, except for leases permitted under subsection (l) above, and any sub-lease, and any purchase money security interest entered into the ordinary course of such Company's business grant, a security interest or a lien on or assign any of such Company's assets.

        1.10. Events of Default. It shall be an event of default ("Event of Default") under this Note and each of the other Loan Documents if any one of the following shall occur:

        (a) Any Company shall fail to make any payment of principal, interest or other amounts owing under this Note when due;

        (b) Any Company, any of its Subsidiaries or any guarantor of this Note shall fail to observe or perform any of their respective obligations (other than obligations covered by clause (a) preceding) under the Loan Documents when due and such failure continues for a period of thirty (30) days after notice from Lender;

        (c) Any Company, any of its Subsidiaries or any guarantor of this Note shall fail to make any payment when due on any material Debt (other than this Note) which any Company, any of it Subsidiaries or any guarantor of this Note is obligated to pay as borrower, guarantor or in any other capacity or any default or event of default shall occur under any agreement evidencing or securing any such material Debt;

        (d) Any voluntary or involuntary proceeding under any Debtor Relief Law is commenced by or against any Company, any of its Subsidiaries or any guarantor of this Note or any of its assets, and, if involuntary, such proceeding is not dismissed within 60 days after the commencement thereof; or

        (e) Any representation or warranty made by any Company, any of its Subsidiaries or any guarantor of this Note under any of the Loan Documents shall be false or incorrect in any material respect when made or deemed made.

        If one or more of the foregoing Events of Default shall occur, Lender may, at its option, declare all or any part of the outstanding principal of this Note plus accrued unpaid interest on this Note and any other accrued unpaid amount owing under this Note or any of the other Loan Documents to be immediately due and payable, and Lender shall have no further obligation to make Loans under this Note, and Lender may exercise any and all available rights and remedies under any Loan Document or under applicable Law. Notwithstanding the foregoing, if an Event of Default occurs under clause (d) preceding, the outstanding principal of this Note plus accrued unpaid interest on this Note and any other accrued unpaid amount owing under this Note or any of the other Loan Documents shall automatically and immediately become due and payable without any action by Lender.

                                                     ARTICLE II.
                                                    MISCELLANEOUS


        2.1. Waivers and Consents. Each Company and all endorsers, sureties and guarantors of this Note hereby severally waive demand and notice of demand, presentment for payment, protest, notice of protest, notice of acceleration of the maturity of this Note, notice of intention to accelerate the maturity of this Note, diligence in collection, the bringing of any suit against any Person, and any notice of or defense on account of any extensions, renewals, partial payments or changes in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security for this Note, or any delay, indulgence or other act of any holder hereof, whether before or after maturity.

        2.2.      [Intentionally Omitted]

        2.3. Expenses; Amendments. Each Company agrees to pay Lender all reasonable costs and expenses, including reasonable attorneys' fees, incurred by Lender in connection with the preparation of this Note and any other Loan Documents, making the Loans hereunder, enforcing or collecting the Loans, and all amendments, consents and waivers related to the Loans and requests therefor by such Company. No such amendment, consent or waiver shall be effective unless in writing and signed by the party against which the enforcement thereof is asserted.

        2.4. Governing Law. This Note shall be construed and enforced in accordance with and governed by the Laws of the State in which this Note is payable and the Federal Laws of the United States of America. To the extent applicable, Tex. Rev. Civ. Stat. Ann. art. 5069 Ch. 15 (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to the Loans evidenced by this Note.

        2.5 Joint and Several Liability. The liability of each Company for any covenants, agreements, obligations or other undertakings by all of the Companies under the Loan Documents shall be joint and several.

        2.6. Binding Effect. This Note shall be binding upon and inure to the benefit of each Company and Lender and their respective successors and assigns, except that no Company shall have the right to assign its rights or obligations hereunder or any interest herein without the prior written consent of Lender. Lender may assign to one or more financial institutions all or any part of, or may grant participations to one or more financial institutions in or to all or any part of, any Loan or Loans and this Note and the other Loan Documents, and to the extent of any such assignment or participation (except where otherwise stated) the assignee or purchaser of such assignment or participation shall have the rights and benefits with respect to each Loan or Loans and this Note, including Section 1.5 hereof, as it would have if it was Lender hereunder.

        2.7. No Waivers, Cumulative Rights; Severability. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights of Lender hereunder shall be cumulative and not exclusive of each other or of any other right now or hereafter provided at Law or in equity. A determination that any provision of this Note is unenforceable or invalid shall not affect the enforceability or validity of any other provision of this Note.

        2.8. Notices; Time. Whenever a time is referred to in this Note, such time shall be the local time in the city in which this Note is payable. Notices hereunder must be given in writing (which may be a facsimile transmission) to be effective and shall be effective upon receipt by any Company or Lender at the address set forth on the signature page hereof or at such other address as such Company or Lender may notify the other.


        2.9. SUBMISSION TO JURISDICTION; WAIVER. EACH COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

        (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE IN WHICH THIS NOTE IS PAYABLE, THE DISTRICT COURTS OF THE UNITED STATES OF AMERICA LOCATED IN SUCH STATE AND THE APPELLATE COURTS FROM ANY THEREOF;

        (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

        (c) WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND AGREES THAT ALL SUCH SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH COMPANY AT ITS ADDRESS SET FORTH BELOW ITS SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH LENDER SHALL HAVE BEEN NOTIFIED PURSUANT HERETO; AND

        (d)  AGREES  THAT  NOTHING  HEREIN  SHALL  AFFECT THE RIGHT OF LENDER TO
EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR LIMIT OR OTHERWISE AFFECT THE RIGHT OF LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST SUCH COMPANY OR ITS PROPERTY IN THE COURTS OF OTHER JURISDICTIONS.

        2.10. WAIVER OF JURY TRIAL. EACH COMPANY AND LENDER EACH HEREBY INTENTIONALLY AND VOLUNTARILY WAIVE ANY RIGHT WHICH EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN CONNECTION WITH ANY MATTER DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR ANY OTHER LOAN DOCUMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.

                                                     ARTICLE III
                                                    DEFINITIONS

        As used in and for all purposes of this Note,  the terms defined in this
Article III shall have the following meanings, and the singular shall include the plural, and vice versa, unless otherwise specifically required by the context:

        "Applicable Margin" means the applicable percentage set forth under the "Applicable Margin" column on the first page of this Note.

        "Base Rate" means, for any day, a simple rate per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of one-half (1/2) of 1% plus the Federal Funds Rate for such day.

        "Base Rate Loan" means a Loan which bears interest at the time in question based on the Base Rate.

        "Business Day" means a day on which Lender is open for the conduct of substantially all of its banking business at its principal office and if the applicable Business Day relates to any Eurodollar Rate Loan, a day on which dealings are carried on in the applicable interbank Eurodollar market.

        "Debt" of any Person means all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities or disclosed in footnotes thereto, but in any event including liabilities secured by any lien existing on property owned or acquired by such Person or a Subsidiary thereof (whether or not the liability secured thereby shall have been assumed) and obligations which have been or under GAAP should be capitalized for financial reporting purposes.

        "Debtor Relief Laws" means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

        "Default Condition" means the occurrence of any event, condition, act or omission which, after satisfaction of any requirement for the giving of notice or the lapse of time, or the happening of any other condition, or any determination by Lender, or any combination of the foregoing, would unless cured or waived become an Event of Default.

        "Default Rate" means an interest rate per annum equal to two (2) percent above the Base Rate.

        "Dollars" and the sign "$" means dollars or such coin or currency of the Untied States of America as at the time of payment shall be legal funds for the payment of public and private debts in the United States.

        "Eurodollar Rate" means, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

   Eurodollar Rate =         Interbank Offered Rate
                               1 - Eurodollar Reserve Percentage

        "Eurodollar Rate Loan" means each Loan which bears interest at the time in question based on the Eurodollar Rate.

        "Eurodollar Reserve Percentage" means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

        "Federal Funds Rate" means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Lender on such day on such transactions as determined by Lender.

        "Financial  Statements"  means,  as may be applicable,  balance  sheets,
statements  of  income,   cash  flow   statements,   statements  of  changes  in
stockholders equity, and reconciliations of partnership accounts.

        "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

        "Governmental Authority" means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

        "Interbank Offered Rate" means, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the average (rounded upward to the nearest one-sixteenth (1/16) of one percent) per annum rate of interest determined by the office of Lender then determining such rate (each such determination to be conclusive and binding) as of two Business Days prior to the first day of such Interest Period, as the effective rate at which deposits in immediately available funds in Dollars are being, have been, or would be offered or quoted by Lender to major banks in the applicable interbank market for Eurodollar deposits at any time during the Business Day which is the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period and in the amount of the Eurodollar Rate Loan. If no such offers or quotes are generally available for such amount, then Lender shall be entitled to determine the Eurodollar Rate by estimating in its reasonable judgment the per annum rate (as described above) that would be applicable if such quotes or offers were generally available.

        "Interest Period" means (a) with respect to each Eurodollar Rate Loan, the period commencing on the Business Day such Loan is made or otherwise becomes a Eurodollar Rate Loan and ending one, two, three or six months thereafter, as each Company may elect; provided that:
                   (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
                  (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month; and
                  (iii) no Interest Period may end after the earlier of the Termination Date and the agreed upon maturity date of the Loan; and

        (b) with respect to each Base Rate Loan, the period commencing on the Business Day such Loan is made or otherwise becomes a Base Rate Loan and ending thirty (30) days thereafter; provided that:
                  (i) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and
                  (ii) any Interest Period which begins before the earlier of the Termination Date and the agreed upon maturity date of the Loan and would otherwise end after the earlier of the Termination Date and the agreed upon maturity date of the Loan shall end on the earlier of Termination Date and the agreed upon maturity date of the Loan.

        "Law" means any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

        "Loan" means a Base Rate Loan or a Eurodollar Rate Loan.

        "Loan Documents" means this Note, any documents or instruments executed by any Company, any of its Subsidiaries, or any other Person in connection herewith (including any commitment letter from Lender accepted by any Company) or as security herefor and any amendments, modifications, renewals, extensions, or restatements of any of the foregoing.

        "Materially Adverse Effect" means (a) a material adverse effect on the business, operations or condition (financial or otherwise) of any Company and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of any Company or any other Person to perform or comply with any of the terms or conditions of any Loan Document to which it is a party or (c) an adverse effect on the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document.

        "Person" means an individual, group, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

        "Prime Rate" means the per annum rate of interest established from time to time by Lender at its principal office as its Prime Rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by Lender. The Prime Rate is a reference rate used by Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged on any extension of credit to any debtor.

        "Subsidiary" means, as to any Person, (a) any corporation of which fifty percent (50%) or more of the outstanding stock having ordinary voting power to elect a majority of its board of directors (or other governing body), regardless of the existence at the time of a right of the holders of any class or classes (however designated) of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership of which fifty percent (50%) or more of the outstanding partnership interests is, at the time, owned by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person, and (b) any other entity which is controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" of a Company in this Note shall refer to a Subsidiary or Subsidiaries of such Company or a Subsidiary or Subsidiaries of such Subsidiary or Subsidiaries.

        "Taxes" means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Governmental Authority.

        "Type Loan" shall mean with respect to a Loan, a Base Rate Loan or a Eurodollar Rate Loan.

                                    COMPANY:

                                            The Cosmetic Center, Inc.
                                            M. Steven Cosmetic Company, Inc.
                                            Anita Jean Cosmetics, Inc.
                                            Susan Kay Cosmetics, Inc.
                                            Courtney Brooke, Inc.
                                            Adam Michael Cosmetic, Inc.
                                            Dumonde Distributors, Inc.



                                           By: /s/ BEN S. KOVALSKY
                                                  President of each of the
                                                  Companies


                                            By: /S/ BRUCE E. STROHL
                                                  Vice President, Finance of
                                                   each of the Companies


                                            Address for each Company:

                                            8839 Greenwood Place
                                            Savage, Maryland   20762


Address of Lender:

NationsBank, N.A.
6610 Rockledge Drive
First Floor
Bethesda, Maryland 20817

February 28, 1995

Mr. Bruce Strohl
Chief Financial Officer
The Cosmetic Center Inc.
8839 Greenwood Place
Savage, Maryland 20763

Re:      NationsBank, N.A.  $15,000,000.00 Line of Credit

Dear Bruce:

NationsBank, N.A. (formerly NationsBank of Maryland, N.A., "NationsBank") is pleased to advise you that we have amended the Promissory Note ("Note") dated March 30, 1994 made by The Cosmetic Center, Inc. and payable to NationsBank, as follows: the Termination Date shall be changed from February 28, 1995 to March 10, 1995. All other terms of the Note shall remain in full force and effect.

Please acknowledge your acceptance of the payment due date extension by signing below. NationsBank shall attach a counterpart of this letter to the Note as an allonge thereto.

Sincerely,


/s/ MICHAEL R. HEREDIA

Michael R. Heredia
Vice President

Agreed and Accepted this 28th day of February 1995.

The Cosmetic Center, Inc.


By:      /s/ BRUCE STROHL


Title:   Vice-President Finance